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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHAREHOLDER ADVISOR RECOMMENDS SHAREHOLDERS VOTE FOR
MOLSON-COORS MERGER

        GOLDEN, Colorado, January 4, 2005—Adolph Coors Company (NYSE: RKY) announced today that Institutional Shareholder Services (ISS) has recommended that Coors shareholders vote in favor of the proposed merger between Coors Brewing Company and Molson, Inc.

        In reaching its decision to recommend that shareholders vote FOR the Molson-Coors merger, ISS noted in its January 3, 2005 report that: "Coors shareholders are expected to reap the strategic merits of the combination such as improved scale, a better mix of revenues and earnings as well as financial benefits derived from cost savings."

        Leo Kiely, chief executive officer of Coors, said, "We are pleased that ISS has recognized the strategic and economic logic of this combination, as well as the thoroughness of the evaluation process undertaken by our board of directors. ISS's conclusions confirm our belief that the merger offers the best value and opportunity for our shareholders."

        Coors will hold a special meeting of its shareholders on January 19, 2005, to vote on the companies' proposed merger. Coors shareholders of record at the close of business on November 22, 2004, will be entitled to vote on the proposal. The special meeting will be held at Coors Brewing Company in the Sixth Floor Auditorium in the Brewery Complex, 12th and Ford Streets, Golden, Colorado, at 9:00 a.m., Mountain Time.

        Coors urges shareowners to sign, date and return the green proxy card voting FOR the Molson-Coors merger proposal.

About Adolph Coors Company

        Founded in 1873, Adolph Coors Company is the world's eighth-largest brewer, with $5.4 billion in annual gross sales. Its principal subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a beverage portfolio that includes Coors Light, Coors, Aspen Edge, Killian's, Zima XXX and the Keystone family of brands. The company's operating unit in the United Kingdom, Coors Brewers Limited, is the U.K.'s second-largest brewer, with brands that include Carling—the best-selling beer in the U.K.—Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. For more information on Adolph Coors Company, please visit the company's website at http://www.coors.com.

Contacts
Investors	Media
Dave Dunnewald	Laura Sankey
303-279-6565	303-277-5035
Kevin Caulfield
303-277-6894

        This press release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as "would," "may," "will," "expects" or "expected to" and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company. There is no assurance the transaction contemplated in this release will be completed at all, or completed upon the same terms and conditions described. All forward-looking statements in this press release are expressly qualified by information contained in the company's filings with regulatory authorities. Adolph Coors Company does not undertake, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Certain factors that could cause Adolph Coors Company's results to differ materially from those described in the forward-looking statements can be found in the definitive proxy statement and the periodic reports filed by Coors with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov). Coors has filed a definitive joint proxy statement/management information circular regarding the proposed transaction with the Securities and Exchange Commission. Stockholders are urged to read the definitive joint proxy statement/management information circular because it contains important information. Stockholders may obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/management information circular and the filings with the Securities and Exchange Commission that are incorporated by reference in the definitive joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The directors and executive officers of Coors and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding directors and executive officers, and a description of their direct and indirect interests, by security holdings or otherwise, is available in the definitive joint proxy statement/management information circular filed with the Securities and Exchange Commission.

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SHAREHOLDER ADVISOR RECOMMENDS SHAREHOLDERS VOTE FOR MOLSON-COORS MERGER